Item 77E
Legal Matters
"Beginning in August 2005, five class action lawsuits alleging" violations of federal securities laws and state law were filed "against CGM and SBFM (collectively, the "Defendants") based on" "the May 31, 2005 settlement order issued against the Defendants" by the SEC. The complaints seek injunctive relief and "compensatory and punitive damages, removal of SBFM as the" "investment manager for the Smith Barney family of funds," rescission of the Fund's management and other contracts with "SBFM, recovery of all fees paid to SBFM pursuant to such" "contracts, and an award of attorneys' fees and litigation" "expenses. On October 5, 2005, a motion to consolidate the five" "actions and any subsequently filed, related action was filed." That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed
"in the future. As of the date of this report, the Fund's" investment manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Funds' investment manager and its affiliates to continue to render services to the Funds under their respective contracts.